UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GREENIDGE GENERATION HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	86-1746728
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

590 Plant Road Dresden, NY	14441
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
8.50% Senior Notes due 2026	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-259678

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Greenidge Generation Holdings Inc. (the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, a prospectus, dated October 8, 2021 (the “Prospectus”). The Prospectus relates to the offering of $55.2 million aggregate principal amount of 8.50% Senior Notes due 2026 (the “Notes”) to be issued by the Registrant. The Prospectus forms a part of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-259678) and the Registrant’s related Registration Statement on Form S-1MEF (File No. 333-260177), previously filed with the Commission and declared effective on October 8, 2021.

Item 1.	Description of Registrant’s Securities to be Registered.

The description under the heading “Description of Notes” in the Prospectus is incorporated by reference herein. Copies of such description will be filed with The Nasdaq Stock Market LLC.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of October 13, 2021, between Greenidge Generations Holdings Inc. and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed October 13, 2021).

4.2	First Supplemental Indenture dated as of October 13, 2021, between Greenidge Generations Holdings Inc. and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on October 13, 2021).

4.2.1	Form of 8.50% Senior Note due 2026 (included as Exhibit A to Exhibit 4.2 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Greenidge Generation Holdings Inc.

Dated: October 13, 2021	By:	/s/ Jeffrey E. Kirt
Jeffrey E. Kirt
Chief Executive Officer